Exhibit 99.2

                            HOME FEDERAL CORPORATION
                    Form Non-Qualified Stock Option Agreement



         A NON-QUALIFIED STOCK OPTION ("Option") for a total of ______ shares of Common Stock, par value $1.00 per share, of HOME FEDERAL CORPORATION (the "Company") is hereby granted to _______________ (the "Optionee") pursuant to Articles VII and VIII of the Company's 1988 Stock Option and Stock Appreciation Rights Plan, as amended (the "Plan"). The Option granted hereby is subject in all respects to the terms and provisions of the Plan and this Agreement. The Plan is hereby incorporated by reference herein.

                  1. Option Price. The option price shall be ____ for each share of Common Stock eligible to be exercised hereunder, which price is 100% of the fair market value of the Common Stock on the date of grant of this Option, as determined in accordance with Sections 3.09 and 7.03(a) of the Plan.

                  2. Exercise of Option. Subject to any other restriction set forth herein or in the Plan, this Option shall be exercisable six months from the date of grant pursuant to the provisions of Section 7.03(c) and 8.03.

                           (a) Method of Exercise. The option shall be exercisable by a written notice which shall:

                                    (i)   State  the  election to exercise the
         Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his or her address and Social Security number (or if more than one, the names, addresses and Social Security numbers of such persons);

                                    (ii)  be signed by the  person or persons
         entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                                    (iii) be in writing and  delivered in person
         or by certified mail to the Company at its main office, 128 West Washington Street.

                                    Payment of the purchase  price of any shares
         with respect to which the Option is being exercised shall be by cash, certified cashier's check payable to the order of the Company or, if permitted by the Committee at the time of exercise, in shares of Common Stock with a market value equivalent to the amount of the purchase


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         price, as determined  pursuant to Section  3.09 of the Plan,  or by a combination of cash, check or shares of Common Stock. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

                           (b) Restrictions on Exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any representation or warranty to the Company as may be required by any applicable law or regulation, and may require the Optionee to comply with the matters set forth in Section 4.05 of the Plan.

                  3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

                  4. Term of Option. This Option may not be exercised more than ten years plus one month from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option. In no event will this Option be exercisable more than one year after the death of the Optionee.



                                          HOME FEDERAL CORPORATION

         Date of Grant: ______________

                                          BY: ______________________________
                                                       President



                                          ATTEST: __________________________
                                                        Secretary

         (Seal)


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